Exhibit 4.2

1.  Name of corporation:
KonaRed Corporation

2.  By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of 810 shares.  The powers, preferences, rights, and restrictions granted to and imposed on the Series B Preferred Stock are as set forth below in this Certificate of Designation, and in all regards such powers, preferences, rights and restrictions are subject to the powers, preferences, rights and restrictions of any one or more series of Preferred Stock that may from time to time in the future come into existence.

1.             Dividend Provisions.  No dividends or distributions (other than a dividend payable solely in Common Stock and other than a distribution pursuant to Section 2 below) shall be declared or paid on the Common Stock unless and until each share of Series A Preferred Stock and each share of Series B Preferred Stock has received an aggregate total of dividends and distributions (other than dividends payable solely in Common Stock and other than distributions pursuant to Section 2 below) equal to $1,415.4661 per share of Series A Preferred Stock or per share of Series B Preferred Stock, as the case may be.  Thereafter, any dividends or distributions (other than a dividend payable solely in Common Stock and other than a distribution pursuant to Section 2 below) shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Series A Preferred Stock and Series B Preferred Stock into Common Stock).  The Series A Preferred Stock and the Series B Preferred Stock shall be pari passu as to dividends and distributions.

2.             Liquidation.

(a)           Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, from the assets legally available therefor prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, but pari passu with the holders of Series A Preferred Stock by reason of their ownership thereof, an amount per share equal to $1,415.4661 per share for each share of Series B Preferred Stock then held by them, plus an amount equal to any declared but unpaid dividends on such shares of Series B Preferred Stock, minus an amount equal to any dividends or distributions previously paid on such share of Series B Preferred Stock (other than dividends payable solely in Common Stock and other than distributions pursuant to this Section 2).  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock and Series B Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive.

(b)           Remaining Assets.  Upon the completion of the distribution required by Section 2(a) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Series A Preferred Stock and the Series B Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A Preferred Stock and Series B Preferred Stock into Common Stock).

(c)           Acquisitions of the Corporation.

(i)            Deemed Liquidation.  For purposes of this Section 2, a Liquidation Transaction shall be treated as though it were a liquidation, for purposes of triggering an immediate obligation to pay the liquidation preference of the Series A Preferred Stock and Series B Preferred Stock pursuant to Sections 2(a) and 2(b) above.  A "Liquidation Transaction" means (i) a sale, conveyance or other disposition of all or substantially all of the property or business of the Corporation, or (ii) a merger or consolidation with or into any other entity, unless the stockholders of the Corporation immediately before the transaction own 50% or more of the voting stock of the acquiring or surviving corporation following the transaction (taking into account, in the numerator, only stock of the Corporation held by such stockholders before the transaction and stock issued in respect of such prior held stock of the Corporation), or (iii) any other transaction which results in (assuming an immediate and maximum exercise/conversion of all derivative securities issued in the transaction) the holders of the Corporation's capital stock as of immediately before the transaction owning less than 50% of the voting power of the Corporation's capital stock as of immediately after the transaction, provided, however, that a bona fide equity financing transaction in which  the Corporation is the surviving corporation and does not (directly or through a subsidiary) receive any assets other than cash and rights to receive cash shall be deemed not to constitute a Liquidation Transaction.  A series of related transactions shall be deemed to constitute a single transaction, and where such transactions involve securities issuances, they shall be deemed "related" if under applicable securities laws they would be treated as integrated.

(ii)           Mechanics of Payment.

(A)          In the event of a Liquidation Transaction effected by a merger or consolidation of the Corporation with or into any other entity (a "Merger Liquidation"), payment to the holders of Common Stock and Preferred Stock of the Corporation shall be made in the form of consideration specified in the definitive agreement evidencing such Merger Liquidation.  In the event of a Liquidation Transaction that is effected other than by Merger Liquidation, or in the event that the definitive agreement evidencing a Merger Liquidation does not specify the form in which payment of the consideration should be made, the payment to the holders of Series A Preferred Stock and Series B Preferred Stock required by this Section 2(c) shall be made 100% in cash unless the Board of Directors determines otherwise, provided, however, that (i) all holders of Preferred Stock must receive the same form or forms of consideration (and, if more than one form, in the same proportion) and (ii) all holders of Common Stock must receive the same form or forms of consideration (and, if more than one form, in the same proportion), unless the holders of a majority-in-interest of the Series A Preferred Stock then outstanding elect otherwise.

(B)          Any and all payments under this Section 2(c) shall be from a corpus ("legally available for distribution") equal to the excess, as of immediately after the Liquidation Transaction, of the total assets of the Corporation over a fair amount for satisfaction of the claims of existing creditors.

(C)          If the nature of the Liquidation Transaction is such that the Series B Preferred Stock is not extinguished thereby, each holder of Series B Preferred Stock shall be obliged to surrender such holder's shares of Series B Preferred Stock to the Corporation upon payment to such holder of the amount required by this Section 2(c).

(iii)         Valuation of Consideration.  In the event of a Liquidation Transaction, if all or a portion of the consideration received by the Corporation is other than cash, its value will be set at its fair market value.  Any securities shall be valued as follows:

(A)          Securities not subject to investment letter or other similar restrictions on free marketability:

(1)       If traded on a securities exchange, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange over a specified time period;

(2)       If actively traded over-the-counter, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(3)       If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B)          The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to assign an appropriate discount from the market value determined as specified above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii)         Effect of Noncompliance.  In the event the requirements of this Section 2(c) or the notice requirements of Section 2(d)(ii) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until such requirements have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately before the date the notice of the Liquidation Transaction should first have been sent pursuant to Section 2(d)(ii).

(d)           Notices.

(i)            Sufficiency and Waiver.  Any notice required by the provisions of this Certificate of Designation to be given to stockholders shall be deemed given, subject to the additional provisions outlined below, if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.  Notwithstanding the other provisions of this Certificate of Designation, all notice periods or notice requirements in this Certificate of Designation applicable to holders of a class or series may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the outstanding shares of such class or series that are entitled to such notice rights.

(ii)          Notices of Liquidation Transaction.  The Corporation shall give each holder of record of Series B Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days before the stockholders' meeting (if any) called to approve such Liquidation Transaction, or 10 days before the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval (if any) and closing of such Liquidation Transaction.  The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of Section 2 of this Certificate of Designation and the Corporation shall thereafter give such holders prompt notice of any material changes.  Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein.

(iii)         Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash or Common-Stock-on-Common-Stock dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of each affected class, at least 10 days before the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

3.            Redemption.  The Series B Preferred Stock is not redeemable, provided, however, that this Section shall not be construed to prevent the operation of Section 2(c) above.

4.             Conversion.  The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a)           Right to Convert.  Subject to Section (c) below, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1,415.4661 by the Conversion Price, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.  The initial Conversion Price per share of Series B Preferred Stock shall be $0.02831.  Such initial Conversion Price shall be subject to adjustment as set forth in Section (d).

(b)           Automatic Conversion.  Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect immediately upon the earlier of (i) upon the date specified by the vote or written consent of the holders of a majority of the then-outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as if a class or (ii) immediately before the closing of the Corporation's post-Purchase Date sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), the public offering price of which is not less than $0.20 per share (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like (collectively, "Stock Split Changes")) and which results in aggregate gross proceeds to the Corporation of at least $40,000,000 (such transaction, a "Qualified IPO").

(c)           Mechanics of Conversion.  Before any holder of Series B Preferred Stock shall be entitled to convert such Series B Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the office of the Corporation or of any transfer agent for Series B Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a certificate for the remaining number of shares of Series B Preferred Stock if less than all of the Series B Preferred Stock evidenced by the certificate were surrendered.  Such conversion shall be deemed to have been made immediately before the close of business on (i) the date of such surrender of the shares of  Series B Preferred Stock to be converted together with written notice of conversion or (ii) if applicable, at the time of automatic conversion specified in Section (b) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act or a Liquidation Transaction the conversion may, at the option of any holder tendering such Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the closing of such Liquidation Transaction, in which event any persons entitled to receive Common Stock upon conversion of such Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately before the closing of such sale of securities or such Liquidation Transaction.

(d)           Conversion Price Adjustments of Series B Preferred Stock for Certain Stock Splits, Stock Dividends, Combinations/Reverse Splits and Dilutive Issuances.  The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(i)           Stock Splits and Dividends.  In the event the Corporation should at any time after the date upon which any shares of  Series B Preferred Stock were first issued (the "Purchase Date") effectuate a split or subdivision of the outstanding shares of Common Stock or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or in securities or rights convertible into or exchangeable or exercisable for, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock ("Common Stock Equivalents"), without payment of any consideration, other than in the form of Corporation securities, by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion, exchange or exercise thereof), then, as of such split or subdivision or as of such record date (or the payment date of such dividend or distribution if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be decreased by multiplying the previously applicable Conversion Price by a fraction whose numerator is the number of shares of Common Stock outstanding immediately before the split, subdivision or record date (or payment date) and whose denominator is (a) in the case of a split or subdivision, the number of shares of Common Stock outstanding immediately after the split or subdivision, (b) in the case of such a dividend/distribution record date, the sum of the number of shares of Common Stock outstanding immediately before such record date plus the number of shares of Common Stock issuable in such dividend/distribution plus the number of shares of Common Stock deemed issuable (without payment) as to any Common Stock Equivalents issuable in such dividend/distribution, with the number of shares issuable with respect to Common Stock Equivalents determined in the manner provided for deemed issuances in Section (d)(iii)(C) (subject to possible future recomputation in accordance therewith), and (c) in the case of such a dividend/distribution paid without the setting of a record date, the sum of the number of shares of Common Stock outstanding immediately before such dividend/distribution plus the number of shares of Common Stock issued in such dividend/distribution plus the number of shares of Common Stock deemed issuable (without payment) as to any Common Stock Equivalents issued in such dividend/distribution, with the number of shares issuable with respect to Common Stock Equivalents determined in the manner provided for deemed issuances in Section (d)(iii)(C) (subject to possible future recomputation in accordance therewith).

(ii)          Reverse Stock Splits.  If the number of shares of Common Stock outstanding at any time after the Purchase Date for the Series B Preferred Stock is decreased by a reverse split or combination of the outstanding shares of Common Stock, then, as of such reverse split or combination, the Conversion Price for the Series B Preferred Stock shall be increased by multiplying the previously applicable Conversion Price by a fraction whose numerator is the number of shares of Common Stock outstanding immediately before the reverse split or combination and whose denominator is the number of shares of Common Stock outstanding immediately after the reverse split or combination.

(iii)         Issuance of Additional Shares below Conversion Price.  If the Corporation should issue, at any time after the Purchase Date, any Additional Shares (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately before the issuance of such Additional Shares, the Conversion Price in effect immediately before each such issuance shall automatically be adjusted as set forth in this Section (d)(iii), unless otherwise provided in this Section (d)(iii).

(A)          Adjustment Formula.  Whenever the Conversion Price is adjusted pursuant to this Section (4)(d)(iii), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of Additional Shares, including the number of shares of common stock deemed issued pursuant to the following sentence (together, the "Outstanding Common") plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Shares.  For purposes of the foregoing calculation, the term "Outstanding Common" shall include shares of Common Stock deemed issued pursuant to Section (d)(iii)(C) below.

(B)          Definition of "Additional Shares".  For purposes of this Section (d)(iii), "Additional Shares" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section (d)(iii)(C)) by the Corporation after the Purchase Date) other than

(1) securities issued or issuable upon conversion of any of the Series A Preferred Stock or Series B Preferred Stock, or issued or issuable as a dividend or distribution on the Series A Preferred Stock or Series B Preferred Stock;

(2) shares of Common Stock or derivative securities actually issued upon the conversion, exchange or exercise of any derivative security;

(3) shares of Common Stock issued or issuable upon a share split, share dividend, or any subdivision or combination of Common Stock;

(4) shares of Common Stock or derivative securities issued or issuable to employees or directors of, or consultants or other service providers to, the Corporation (or a company affiliated with the Corporation) for compensatory purposes pursuant any equity plan or arrangement approved by the Board of Directors including at least one Series A Preferred Director (as such term is defined in the Corporation's Series A Preferred Stock Certificate of Designation);

(5) shares of Common Stock or derivative securities issued or issuable for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board of Directors including (if any Series A Preferred Director was or is in office at the time of Board of Directors approval of such plan or arrangement) at least one Series A Preferred Director;

(6) shares of Common Stock or derivative securities issued or issuable pursuant to any debt financing from a bank or similar financial institution or any equipment loan or leasing arrangement or any real property leasing arrangement, approved by the Board of Directors including at least one Series A Preferred Director;

(7) shares of Common Stock or derivative securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Corporation (or a company affiliated with the Corporation), provided that the arrangement has been approved by the Board of Directors including at least one Series A Preferred Director;

(8) any Common Stock or derivative securities issued or issuable in connection with strategic transactions or business relationships involving the Corporation (or a company affiliated with the Corporation) and any other entity, including (A) joint ventures, manufacturing, marketing or distribution arrangements or (B) technology transfer or development arrangements; provided that the issuance of shares of Common Stock or derivative securities therein has been approved by the Board of Directors including at least one Series A Preferred Director;

(9) shares of Common Stock or derivative securities (including Series A Preferred Stock and Series B Preferred Stock) issued or issuable pursuant to rights created on or about the Purchase Date in connection with the transaction for the initial issuance of Series A Preferred Stock and Series B Preferred Stock;

(10) shares of Common Stock issued or issuable as a result of the antidilution provisions of any derivative securities; and

(11) shares of Common Stock issued or issuable with the affirmative vote or written consent of at least a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as if a separate class, in favor of a resolution which expressly states that such shares of Common Stock are not to be considered Additional Shares.

(C)         Rules Regarding Common Stock Equivalents.  If (whether before, on or after the Purchase Date), Common Stock Equivalents are issued, the following provisions shall apply for all purposes of this Section (d)(iii):

(1)       The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, and including the effect of antidilution adjustments that have already been made) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (but including the effect of antidilution adjustments that have already been made) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section (d)(iii)(F)).

(2)      In the event of any change in the number of shares of Common Stock deliverable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of Series B Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3)      Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of Series B Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock Equivalents that remain convertible, exchangeable or exercisable and the number of shares of Common Stock previously actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(D)          No Increased Conversion Price.  Notwithstanding any other provisions of this Section (4)(d)(iii), except to the limited extent provided for in Sections (d)(iii)(C)(2) and (d)(iii)(C)(3), no adjustment of the Conversion Price pursuant to this Section (d)(iii) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately before such adjustment.

(E)           No Fractional Adjustments.  No adjustment of the Conversion Price for Series B Preferred Stock shall be made in an amount less than one-half of one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made before three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(F)           Determination of Consideration.  In the case of the issuance of securities for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.  In the case of the issuance of the Securities for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(e)           Other Distributions.  In the event the Corporation shall declare a distribution (other than a subdivision, stock dividend, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Certificate of Designation) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section (d)(i) or (d)(ii), then, in each such case for the purpose of this Section (e), the holders of Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f)           Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, stock dividend, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Certificate of Designation) provision shall be made so that the holders of the Series  A Preferred Stock shall thereafter be entitled to receive upon conversion of such Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)           Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, in addition to such other remedies as shall be available to the holders of such Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the articles of incorporation.

5.            Voting Rights; Directors.

(a)           Generally.  Except as otherwise expressly provided herein or by law, the holder of each share of Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series B Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock (and, to the extent applicable, the Series A Preferred Stock), with respect to any question upon which holders of Common Stock have the right to vote.

(b)           Board of Directors.  The Series B Preferred Stock shall have no right to vote with respect to the election or removal of any members of the Board of Directors.

6.           Status of Converted Stock.  In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 4 of this Certificate of Designation, the shares so converted shall be cancelled and shall not be issuable by the Corporation.

7.            Repurchase of Shares.  If and to the extent the Corporation may from time to time be or become subject to certain provisions of the California Corporations Code pursuant to the operation of Section 2115 thereof, each holder of an outstanding share of Series B Preferred Stock shall be deemed to have waived application of Sections 502 and 503 of the California Corporations Code to the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors or other persons performing services for the Corporation or a subsidiary of the Corporation that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Corporation has the option to repurchase such shares: (i) upon the occurrence of certain events, such as the termination of employment or services; or (ii) pursuant to the Corporation's exercise of rights of first refusal to repurchase such shares.

3.  Effective date of filing: (optional)  ___________________________________________________
(must not be later than 90 days after the certificate is filed)

4.  Signature: (required)

X   /s/ Kyle Redfield
Signature of Officer

Filing Fee:  $175.00

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 1-5-15

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